Guaranteed Minimum Withdrawal Benefit Rider
                      [The GuarantorSM Withdrawal Benefit]

This rider is issued as part of the contract to which it is attached. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the contract. This rider cannot be terminated either by you or us prior to the Annuity Commencement Date.

We reserve the right to restrict cumulative subsequent purchase payments to an amount less than the maximum total purchase payment shown under Contract Data.

This rider may restrict or require specific investment allocations to, or Asset Allocation Models containing, certain variable subaccounts, GPAs (where available), and the One-Year Fixed Account (where available). Your initial investment allocation is shown under Contract Data. The additional charge for this rider is described below.

Definitions

Guaranteed Minimum Withdrawal Benefit

This rider provides a guaranteed withdrawal benefit that gives you the right to make limited partial withdrawals each contract year. If this rider is effective on the contract issue date, the benefit totals an amount equal to your purchase payments plus any purchase payment credits. If elected after the contract date, the benefit is as described below.

Guaranteed Benefit Amount (GBA)

The amount used to calculate the Guaranteed Benefit Payment is called the Guaranteed Benefit Amount. The GBA is calculated as described below. The GBA varies based on purchase payments and purchase payment credits (if applicable), the dollar amount of partial withdrawals in a contract year, and Step-ups, if elected. The GBA cannot be withdrawn.

Remaining Benefit Amount (RBA)

At any point in time, the total guaranteed amount available for future periodic withdrawals is called the Remaining Benefit Amount.

Guaranteed Benefit Payment (GBP)

The withdrawal amount that you have the right to take each contract year until the RBA is depleted is called the Guaranteed Benefit Payment.

Remaining Benefit Payment (RBP)

The amount of GBP available for withdrawal for the remainder of the current contract year is your Remaining Benefit Payment.

Guaranteed Minimum Withdrawal Benefit

As long as your withdrawals do not exceed the GBP each contract year, the guarantee will remain in effect and you will not be assessed a withdrawal charge. If you withdraw an amount more than the GBP in any contract year, the amount in excess of the GBP will be assessed any applicable withdrawal charges, and the guarantee may be reduced to an amount less than purchase payments and purchase payment credits in accordance with the excess withdrawal processing as described below (see GBA and RBA - when a partial withdrawal is made). At any time you may withdraw any amount up to your entire contract value, less applicable withdrawal charges.

If your contract value increases, you may have the right to Step-up the guaranteed benefit to the contract value at certain intervals. We may modify the charge for this rider if you elect to Step-up.

If you do not take any withdrawals during the first three years, you may Step-up annually beginning with the first rider anniversary. If you withdraw any amount during the first three years, the annual Step-up is not available until the third rider anniversary.

If you Step-up and then take a withdrawal prior to the third rider anniversary, any prior Step-ups will be removed and the guarantee may be reduced to an amount less than the original guarantee. We will consider the entire withdrawal to be in excess of the GBP and the original guarantee will be subject to the excess

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withdrawal processing as described below (see GBA and RBA - when a partial withdrawal is made). You may take withdrawals after the third rider anniversary without reversal of previous Step-ups.

Remaining Benefit Amount

Your RBA is determined at the following times and is subject to a maximum amount as shown under Contract Data:

o    At Rider Effective Date

     If the rider is effective on the contract issue date, the RBA equals the purchase payments plus any purchase payment credits (if applicable).

     If the rider is effective on a contract anniversary date, the RBA is the contract value on the later of that anniversary and the valuation date we receive your written request to add the rider if we receive your request before the close of business on that day, otherwise the contract value on the next valuation date.

o    When a subsequent purchase payment is made

     Each additional purchase payment plus any purchase payment credit (if applicable) has its own RBA equal to the amount of the purchase payment plus purchase payment credit. Upon each subsequent purchase payment, the total RBA is recalculated to equal the sum of the individual RBAs immediately prior to the receipt of the additional purchase payment, plus the RBA associated with the additional purchase payment.

o    When a partial withdrawal is made

     Whenever a partial withdrawal is made the RBA will be equal to the amount in either (A) or (B) as follows:

     (A) If total partial withdrawals in the current contract year are less than or equal to the GBP, the RBA becomes the RBA immediately prior to the partial withdrawal less the amount of the partial withdrawal.

     (B) If total partial withdrawals, including the current withdrawal, in the current contract year are greater than the GBP prior to the current withdrawal, or any withdrawals are made in a contract year after a Step-up during the 3-year waiting period but before the third rider anniversary, the RBA will have an automatic reset to the lesser of (i) or (ii) as follows:

          (i)  the contract value immediately  following the partial withdrawal;
               or

          (ii) the RBA immediately prior to the partial withdrawal less the amount of the partial withdrawal.

o    At Step-up as described below.



Guaranteed Benefit Amount

Your GBA is established at the following times and is subject to a maximum amount as shown under Contract Data:

o    At Rider Effective Date

     If the rider is effective on the contract issue date, the GBA equals the purchase payments plus any purchase payment credits (if applicable).

     If the rider is effective on a contract anniversary date, the GBA is the contract value on the later of that anniversary and the valuation date we receive your written request to add the rider if we receive your request before the close of business on that day, otherwise the contract value on the next valuation date.

o    When a subsequent purchase payment is made

     Each purchase payment plus any purchase payment credit has its own GBA equal to the amount of the purchase payment plus purchase payment credit (if applicable). Upon each subsequent purchase payment, the total GBA is recalculated to equal the sum of the individual GBAs immediately prior to the receipt of the additional purchase payment, plus the GBA associated with the additional payment.


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o    When a partial withdrawal is made

     Whenever a partial withdrawal is made the GBA will be equal to the amount in either (A) or (B) as follows:

     (A) If total partial withdrawals in the current contract year are less than or equal to the GBP, the GBA equals the GBA immediately prior to the partial withdrawal.

     (B) If total partial withdrawals, including the current withdrawal, in the current contract year are greater than the GBP prior to the current withdrawal, or any withdrawals are made in a contract year after a Step-up during the 3-year waiting period but before the third rider anniversary, the GBA will have an automatic reset to the lesser or (i) or (ii) as follows:

          (i)  the GBA immediately prior to the partial withdrawal; or

          (ii) the contract value immediately following the withdrawal.

o    At Step-up as described below.

For purposes of this rider, the term "partial withdrawal" is a gross amount and will include any withdrawal charge and any market value adjustment.

Guaranteed Benefit Payment

The GBP is 7% of the GBA.

If you withdraw less than the GBP in a contract year, there is no carry over to the next contract year.

Remaining Benefit Payment

At the beginning of each contract year, the RBP is set as the lesser of (A) and
(B) as follows:

(A)  the GBP, or

(B)  the RBA.

Whenever a partial withdrawal is made, the RBP equals the RBP immediately prior to the partial withdrawal less the amount of the partial withdrawal, but not less than zero.

Elective Step-Up

At the times determined below, you may elect to Step-up the RBA, and if applicable, the GBP, RBP, and GBA as follows:

o    RBA Step-up

     If you do not take any partial withdrawals before the third rider anniversary, beginning with the first anniversary date of the rider you have the option to increase the RBA to an amount equal to the contract value on the valuation date we receive your written request to Step-up if we receive your request before the close of business on that day, otherwise the contract value on the next valuation date, subject to the maximum RBA shown under Contract Data.

     You can only Step-up if your contract value is greater than your RBA. Once a Step-up has been elected, another Step-up may not be elected until the next rider anniversary.

     If you take any withdrawals during the first three years, the annual Step-up is not available until the third rider anniversary.

     If you choose to Step-up and then take a withdrawal before the third rider anniversary, any prior Step-ups will be removed and the guarantee may be reduced to an amount less than the original guarantee. We will consider the entire withdrawal to be in excess of the GBP and the original RBA will be subject to the excess withdrawal process. It will have an automatic reset to the lesser of (A) or (B) as follows:

     (A) the contract value immediately following the partial withdrawal; or

     (B) the original RBA immediately prior to the partial withdrawal less the amount of the partial withdrawal.

     The Step-up will be allowed only once each contract year within 30 days after a rider anniversary. The Step-up will be effective on the valuation date we receive your

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     written request to Step-up if we receive your request before the close of business on that day, otherwise the contract value on the next valuation date, and the RBA will be increased to the contract value on that same valuation date.

o    GBA Step-up

     Subject to the maximum GBA shown under Contract Data, the GBA Step-up is equal to the greater of (A) and (B) as follows:

     (A) the GBA immediately prior to the Step-up; or

     (B) the contract value on the valuation date we receive your written request to Step-up if we receive your request before the close of business on that day, otherwise the contract value on the next valuation date.

o    GBP Step-up

     The GBP Step-up is equal to the greater of (A) and (B) as follows:

     (A) the GBP immediately prior to the Step-up; or

     (B) 7% of the GBA after the Step-up.

o    RBP Step-up

     The RBP Step-up is equal to the lesser of (A) and (B) as follows:

     (A) the GBP after the Step-up less any
         withdrawals made during that contract year; or

     (B) the RBA after the Step-up.

Spousal Continuation

If a surviving spouse chooses to continue the contract under the spousal continuation provision, the rider continues as part of the contract. The surviving spouse may elect to Step-up by making a written request to do so within 30 days following their election to continue the contract.

If the surviving spouse elects this Step-up, the RBA will be reset to the greater of the RBA and the contract value in effect on the valuation date we receive the spouse's written request to Step-up if we receive your request before the close of business on that day, otherwise the contract value on the next valuation date. The GBA will be reset to the greater of the GBA and the contract value on that same valuation date. We may modify the charge for this rider if the spouse elects to Step-up.

Guaranteed Withdrawal Benefit Annuity Option

In addition to the annuity options available under the contract, a fixed annuity payout option is available under the GMWB:

Under this option, the amount payable each year will be equal to the future schedule of GBPs but the total amount paid over the life of the annuity will not exceed the total RBA at the time you begin this fixed payout option. These annualized amounts will be paid in the frequency that you elect. The frequencies will be among those offered by us at that time but will be no less frequently than annually. If, at the death of the owner, payments have been made for less than the total RBA, the remaining payments will be made to the beneficiary.

This option may not be available if the contract is issued to qualify under
Section 403 or 408 of the Internal Revenue Code of 1986, as amended. For such contracts, this option will be available only if the guaranteed payment period is less than the life expectancy of the owner at the time the option becomes effective. Such life expectancy will be computed under the mortality table we then use to determine current life annuity purchase rates under the contract to which this rider is attached.

This annuity option may be elected as a settlement option by the beneficiary of a contract. Whenever multiple beneficiaries are designated under the contract, each such beneficiary's share of the proceeds if they elect this option will be in proportion to their applicable designated beneficiary percentage. Beneficiaries of nonqualified contracts may elect this settlement option subject to the Payments to Beneficiary section of the contract.

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We reserve the right to adjust the future schedule of GBPs if necessary to comply with the Internal Revenue Code.

Contract Value Reduces to Zero

If the contract value reduces to zero and the RBA remains greater than zero, the following will occur:

(A)  You will be paid according to the annuity payout option described above.

(B)  We will no longer accept subsequent purchase payments.

(C)  Any attached death benefit riders will terminate.

(D) The death benefit becomes the remaining payments under the annuity payout option described above.

If the contract value falls to zero and the RBA is depleted, this rider and the contract will terminate.

Rider Charge

The fee for this rider is deducted once a year from your contract value on your rider anniversary. We pro-rate this fee among the subaccounts, GPAs (where available), and the One-Year Fixed Account (where available) in the same proportion your interest in each account bears to your total contract value. We will modify this pro-rated approach to comply with state regulations where necessary.

The fee is calculated by multiplying the rider charge by the total contract anniversary value.

This charge may vary with your investment allocation and is subject to a guaranteed maximum charge as shown under Contract Data.

The charge associated with your initial investment allocation is shown on your Contract Data page and may change if you change your investment allocation or elect to Step-up when the price for the rider has increased. The new charge will be the charge in effect on the valuation date we receive your written request to change your investment allocation or Step-up if we receive your request before the close of business on that day, otherwise the charge in effect on the next valuation date.

If you change your investment allocation during a contract year or elect to Step-up during the 30-day window after your contract anniversary, and the rider charge changes as a result, we will calculate an average rider charge, for that contract year only, that reflects the various different charges that were in effect that year, adjusted for the number of calendar days each charge was in effect.

If the contract is terminated for any reason or when annuity payouts begin, the rider charge will be deducted, adjusted for the number of calendar days coverage was in place during the contract year.

This rider is effective as of the contract date of this contract unless otherwise provided.

American Enterprise Life Insurance Company

/s/ Paul R. Johnston

Secretary


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